 Exhibit 99.1

NEWS RELEASE DATED 4-7-2004

For Additional Information,
Contact Kevin Toomb,
Marketing Director
(704) 688-4452

  FOR IMMEDIATE RELEASE
April 7, 2004

First Charter Announces Changes In Executive Leadership

Charlotte, North Carolina -- Lawrence M. Kimbrough, President and Chief Executive Officer of First Charter Corporation (NASDAQ: FCTR) announced today that the Board of Directors of First Charter Bank elected Robert E. James, Jr. President and Chief Executive Officer of the Bank. First Charter Bank is a wholly owned subsidiary of First Charter Corporation.

In his new role, Mr. James will report to Mr. Kimbrough, and will be responsible for Sales, Operations, Information Technology, Human Resources, Marketing and Credit Risk Management. "Bob James has played a vital role in growing our business and establishing the direction of First Charter," said Lawrence M. Kimbrough. "This is an important, strategic change for the company and a critical step in our management succession planning."

Bob James joined First Charter in 1999 and has been directly responsible for all customer contact areas including Consumer Banking, Commercial Banking, Mortgage Services, Brokerage Services, Insurance Services and Asset Management. In addition, his responsibilities have included First Access (Call Center) and Marketing. Prior to joining First Charter, Mr. James served 25 years with Centura Bank of Rocky Mount, North Carolina.

Mr. James graduated from the University of North Carolina at Chapel Hill with a bachelor's degree in business administration. He is also a graduate of the Louisiana State University Graduate School of Banking. He currently serves on the boards of the North Carolina Bankers Association and the North Carolina School of Banking, and is on the Board of Advisors of the Charlotte Chamber of Commerce.

Mr. Kimbrough will remain President and Chief Executive Officer of First Charter Corporation. Robert O. Bratton will continue in his current role as Chief Financial Officer for the Corporation and the Bank, reporting to Mr. Kimbrough. Stephen M. Rownd will continue to lead Credit Risk Management and he will report to Mr. James.

Corporate Profile

First Charter Corporation is a regional financial services company with assets of $4.2 billion and is the holding company for First Charter Bank. First Charter operates 54 financial centers, six insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides a broad range of financial products and services for individuals and businesses: loans and deposits, cash management, brokerage services, insurance, mortgages, asset management and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter's common stock is traded under the symbol "FCTR" on the NASDAQ National Market.